Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

Regulus Therapeutics Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share to be issued pursuant to the Regulus Therapeutics Inc. 2019 Equity Incentive Plan, as amended	457(h)(1)	5,127,314 shares (2)	$0.966 (4)	$4,952,985.32	$0.00015310	$758.30

Equity	Common Stock, par value $0.001 per share to be issued pursuant to the Regulus Therapeutics Inc. 2022 Employee Stock Purchase Plan	457(h)(1)	50,000 shares (3)	$0.966 (4)	$48,300.00	$0.00015310	$7.39

Total Offering Amounts			5,177,314 shares		$5,001,285.32		$765.70

Total Fee Offsets							$—

Net Fee Due							$765.70

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of Regulus Therapeutics Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”) and 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2019 EIP on January 1, 2025 pursuant to an “evergreen” provision contained in the 2019 EIP. Pursuant to such provision, on January 1st of each year from 2021 through 2029, the number of shares authorized for issuance under the 2019 EIP is automatically increased by a number equal to 5% of the sum of (a) (i) the total number of shares of common stock outstanding on December 31st of the preceding calendar year plus (ii) the total number of shares of common stock issuable upon conversion of shares of convertible preferred stock outstanding on December 31st of the preceding calendar year plus (iii) the total number of shares of common stock issuable upon cash exercise of prefunded warrants outstanding on December 31st of the preceding calendar year or (b) a number determined by Regulus’ board of directors that is less than the amount in the foregoing clause.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 ESPP on January 1, 2025 pursuant to an “evergreen” provision contained in the 2022 ESPP. Pursuant to such provision, on January 1st of each year from 2023 until (and including) 2032, the number of shares authorized for issuance under the 2022 ESPP is automatically increased by a number equal to the least of: (a) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year; (b) 50,000 shares of Common Stock (which number has been adjusted to give effect to the 1-for-10 reverse stock split of the Common Stock, effected on June 28, 2022); and (c) a number determined by the Registrant’s board of directors that is less than the amounts set forth in the foregoing clauses (a) and (b).

(4)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on January 29, 2025, as reported on the Nasdaq Capital Market.